Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

VOID AFTER 5:00 P.M., EASTERN TIME, DATE THAT IS THREE YEARS FROM THE EFFECTIVE DATE.

WARRANT TO PURCHASE COMMON STOCK

FIBROBIOLOGICS, INC.

Warrant Shares: ___

Original Issue Date: ___

1. Purchase Warrant. THIS CERTIFIES THAT, pursuant to that certain Subscription Agreement by and between FibroBiologics, Inc., a Delaware corporation (the “Company”) and ___ (“Holder”) dated ___ (the “Subscription Agreement”), Holder and its assignees, as registered holders of this purchase warrant (“Purchase Warrant”), is entitled, at any time or from time to time from the Public Listing Date (the “Effective Date”), and at or before 5:00 p.m., Eastern time, on the date that is three years from the Effective Date (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to ___ shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”), subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions in New York, New York are authorized by law to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $20.00 per share of Common Stock; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Warrant, including the exercise price per share and the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price as set forth above or the adjusted exercise price as a result of the events set forth in Section 6 hereof, depending on the context. The term “Public Listing Date” shall mean the first day on which the Common Stock trades on the principal U.S. securities exchange or trading market, including but not limited to any tier of the Nasdaq Stock Market or the NYSE, or any successor to such markets.

Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Subscription Agreement.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Warrant, the notice of exercise form attached hereto as Exhibit A must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Common Stock being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check. If the purchase rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each certificate or book-entry for the Common Stock purchased under this Purchase Warrant shall bear a legend or restrictive notation, as applicable, substantially in the following form, unless such Common Stock has been registered under the Securities Act of 1933, as amended (the “Act”), or is exempt from registration under the Act:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state law. Neither the securities nor any interest therein may be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law which, in the opinion of counsel to the Company, is available.”

3. Transfer.

3.1 General Restrictions. Subject to the transfer conditions referred to in the legend endorsed hereon, this Purchase Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Purchase Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment form in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall execute and deliver a new Purchase Warrant or Purchase Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Purchase Warrant evidencing the portion of this Purchase Warrant, if any, not so assigned and this Purchase Warrant shall promptly be canceled.

3.2 Restrictions Imposed by the Act. The Common Stock purchased under this Purchase Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Company that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, (ii) a registration statement or a post-effective amendment to a registration statement relating to the offer and sale of such securities has been declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and includes a current prospectus or (iii) a registration statement, pursuant to which the Holder has exercised its registration rights pursuant to Sections 4.1 and 4.2 herein, relating to the offer and sale of such securities has been filed and declared effective by the Commission and compliance with applicable state securities law has been established.

4. Registration Rights.

4.1 Demand Registration.

4.1.1 Grant of Right. The Company, upon written demand (a “Demand Notice”) of the Holders of at least 51% of the Purchase Warrants and/or the underlying Common Stock, agrees to register, on one (1) occasion, all or any portion of the Common Stock underlying the Purchase Warrants (collectively, the “Registrable Securities”). On such occasion, the Company will file a registration statement with the Commission covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Commission; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has, within the ninety (90) days preceding such Demand Notice, filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 4.2 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until ninety (90) days after the offering covered by such registration statement has been withdrawn or until ninety (90) days after such offering is consummated. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holders to all other registered Holders of the Purchase Warrants and/or the Registrable Securities within five (5) business days after the date of the receipt of any such Demand Notice and such written notice shall offer each such Holder the opportunity to include in the Demand Registration Statement that number of Registrable Securities as each such Holder may request in writing within five (5) business days after the date that the Company delivered the written notice.

4.1.2 Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a registration statement effected pursuant to a Demand Notice (a “Demand Notice Registration Statement”) at any time would require the Company to make an Adverse Disclosure (as defined below), the Company may, upon giving prompt written notice of such action to the affected Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension for a total period of greater than ninety (90) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the affected Holders agree to suspend use of the applicable prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall promptly notify the affected Holders in writing upon the termination of any Demand Suspension, amend or supplement the applicable prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the affected Holders such numbers of copies of the prospectus as so amended or supplemented as the affected Holders may reasonably request.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any registration statement filed with the Commission by the Company so that such registration statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

4.1.3 Terms. The Company shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to Section 4.1.1, but the Holders shall pay any and all underwriting commissions, transfer taxes, if any, attributable to the sale of the Registrable Securities, and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 4.1.1 to remain effective for a period of at least twelve (12) consecutive months after the initial effective date of such registration statement (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn). The Holders shall only use the prospectuses provided by the Company to sell the shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission.

4.2 “Piggy-Back” Registration.

4.2.1 Grant of Rights. In addition to the demand right of registration described in Section 4.1 hereof, the Holder shall have the right to include the Registrable Securities as part of any other registration of equity securities filed by the Company under the Act (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or Form S-4 or any equivalent or successor form). The Company covenants and agrees to give written notice to applicable Holders, as soon as practicable, of any proposed registration to which the piggyback rights described in this Section 4.2.1 applies, and such written notice shall offer the applicable Holders the opportunity to register under such registration statement, or to sell in such public offering, such number of Registrable Securities as each such Holder may request in writing. The Company agrees to include in such registration statement or in such public offering, as applicable, all such Registrable Securities that are requested in writing to be included therein within five (5) business days after the date the Company delivered the written notice; provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

If at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the registration statement filed in connection with such registration, or the pricing or trade date of a public offering, the Company determines for any reason not to register or sell or to delay the registration or sale of such securities, the Company shall give written notice of such determination to each affected Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such registration or public Offering (but not from its obligation to pay the registration expenses in connection therewith), and (y) in the case of a determination to delay registration or sale, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities.

4.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 4.2.1 hereof, but the Holders shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities. Except as otherwise provided in this Purchase Warrant, there shall be no limit on the number of times the Holder may request registration under this Section 4.2.2; provided, however, that such registration rights shall terminate on a date that is seven (7) years from the Effective Date.

4.3 General Terms.

4.3.1 Exercise of Purchase Warrants. Nothing contained in this Purchase Warrant shall be construed as requiring the Holders to exercise their Purchase Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

4.3.2 Underwriting Agreement. In the case of an underwritten public offering under Section 4.1, the Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by a majority of Holders whose Registrable Securities are being registered pursuant to Section 4.1, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities.

4.3.3 Documents to be Delivered by Holders. Each of the Holders participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders. The Company may exclude from registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

4.3.4 Indemnification by Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each person who controls the Company (within the meaning of the Act or the Securities Exchange Act of 1934, as amended) from and against any losses resulting from (i) any untrue statement of a material fact in any registration statement under which such Registrable Securities were registered or sold under the Act (including any final, preliminary or summary prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s selling stockholder information.

4.4 Termination of Registration Rights. The registration rights afforded to the Holders under this Section 4 shall terminate on the earliest date when all Registrable Securities of such Holder either: (i) have been publicly sold by such Holder pursuant to an applicable registration statement, (ii) have been covered by an effective registration statement on Form S-1 or Form S-3 (or successor form), which may be kept effective as an evergreen registration statement, or (iii) may be sold by the Holder within a 90 day period without registration pursuant to Rule 144 or consistent with applicable SEC interpretive guidance (including CD&I No. 201.04 (April 2, 2007) or similar interpretive guidance).

5. New Purchase Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of shares of Common Stock purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Shares of Common Stock. The Exercise Price and the number of shares of Common Stock underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Common Stock is increased by a stock dividend payable in Common Stock or by a split up of the Common Stock or other similar event, then, on the effective day thereof, the number of shares of Common Stock purchasable hereunder shall be increased in proportion to such increase in outstanding shares of Common Stock, and the Exercise Price shall be proportionately decreased.

6.1.2 Aggregation of Shares of Common Stock. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of the Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

6.1.3 Replacement of Common Stock upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Stock other than a change covered by Section 6.1.1 or Section 6.1.2 hereof or that solely affects the par value of such Common Stock, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Common Stock covered by Section 6.1.1 or Section 6.1.3, then such adjustment shall be made pursuant to Section 6.1.1, Section 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4 Fundamental Transaction. If, at any time while this Purchase Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person and the Company is not the surviving entity, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding voting rights, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spinoff or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding voting rights (not including any voting rights held by the other person or other persons making or party to, or associated or affiliated with, the other persons making or party to such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), the Company shall deliver written notice of such Fundamental Transaction to the Holder at least ten (10) business days prior to the consummation of such Fundamental Transaction (the “Fundamental Transaction Notice”). Upon receipt of the Fundamental Transaction Notice, the Holder shall have five (5) business days to exercise this Purchase Warrant in accordance with Section 2.1 and thereby participate in the Fundamental Transaction on a pari passu basis with the holders of Common Stock. If the Holder does not elect to exercise this Purchase Warrant within five (5) business days of receipt of the Fundamental Transaction Notice, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire upon the consummation of such Fundamental Transaction.

6.1.5 Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 6.1, and Purchase Warrants issued after such change may state the same Exercise Price and the same number of shares of Common Stock as are stated in the Purchase Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

6.2 Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a Fundamental Transaction or a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of Common Stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of shares of Common Stock of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 6. The above provision of this Section 6 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of a share of Common Stock upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

7. Reservation. The Company shall at all times while this Purchase Warrant remains outstanding, reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for such purpose, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least five (5) business days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders. Notwithstanding the foregoing, no notice shall be required if the information is disseminated in a press release or document filed with the Commission within such time period.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Common Stock any additional Common Stock or securities convertible into or exchangeable for Common Stock, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed. Notwithstanding the foregoing, no notice shall be required if the information is disseminated in a press release or document filed with the Commission within such time period.

8.3 Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer or other appropriate officer of the Company. Notwithstanding the foregoing, no notice shall be required if the information is disseminated in a press release or document filed with the Commission within such time period.

8.4 Transmittal of Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4).

If to the Company:	FibroBiologics, Inc. 455 E. Medical Center Blvd, Suite 300 Houston, Texas 77598 Email: Attention: Chief Executive Officer
If to the Holder:

9. Miscellaneous.

9.1 Amendments. The Company may from time to time supplement or amend this Purchase Warrant without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that the Company determines shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by Holders of a majority of the outstanding Purchase Warrants.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

9.3 Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles thereof. Any legal suit, action, or proceeding arising out of or based upon this Purchase Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located within the State of Delaware or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding, and hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Purchase Warrant or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Severability. If any term or provision of this Purchase Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Purchase Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.8 Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the ___ day of ___, 2023.

FIBROBIOLOGICS, INC.

By:
Name:	Pete O’Heeron
Title:	Chief Executive Officer

EXHIBIT A

(to Warrant to Purchase Common Stock)

NOTICE OF EXERCISE

TO: FIBROBIOLOGICS, INC.

(1) The undersigned hereby elects to purchase [*] shares of Common Stock of the Company pursuant to the terms of the attached Purchase Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall be in lawful money of the United States payable in cash, by wire transfer of immediately available funds to an account designated by the Company or by certified check.

(3) Please register and issue said Common Stock in the name of the undersigned or in such other name as is specified below:

The Common Stock issuable pursuant to this notice shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[________________________]

[________________________]

[________________________]

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

(to Warrant to Purchase Common Stock)

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [*] all of or [*] shares Common Stock of the foregoing Purchase Warrant and all rights evidenced thereby are hereby assigned to: [NAME]

whose address is:

Dated: , 20__

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Purchase Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Purchase Warrant.